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                            ARTICLES OF INCORPORATION
                                       OF
                     VALUE LINE SMALLER COMPANIES FUND, INC.


                                    ARTICLE I
                                  INCORPORATION

     The undersigned, David T. Henigson, whose address is 220 East 42nd Street, New York, New York 10017, being at least 18 years of age, does hereby act as an incorporator and forms a corporation, under and by virtue of the Maryland General Corporation Law.

                                   ARTICLE II
                                      NAME

     The name of the Corporation is Value Line Smaller Companies Fund, Inc.

                                   ARTICLE III
                               PURPOSES AND POWERS

     The Corporation is formed to conduct and carry on the business of an investment company.

                                   ARTICLE IV
                       PRINCIPAL OFFICE AND RESIDENT AGENT

     The post office address of the principal office of the Corporation in the State of Maryland is c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Prentice-Hall Corporation System, Maryland, a Maryland Corporation, 11 East Chase Street, Baltimore, Maryland 21202.

                                    ARTICLE V
                                  CAPITAL STOCK

     (1) The total number of shares of capital stock that the Corporation shall have authority to issue is fifty million (50,000,000) shares, of the par value of one cent ($.01) per share and of the aggregate par value of five hundred thousand dollars ($500,000), all of which fifty million (50,000,000) shares are designated Common Stock.

     (2) The Corporation may issue fractional shares. Any fractional share shall carry proportionately the rights of a whole share including, without limitation, the right to vote and the right to receive dividends. A fractional share shall not, however, have the right to receive a certificate evidencing it.

     (3) All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Charter and the By-Laws of the Corporation, as each may be amended, supplemented and/or restated from time to time.

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     (4) No holder of stock of the Corporation by virtue of being such a holder shall have any right to purchase or subscribe for any shares of the Corporation's capital stock or any other security that the Corporation may issue or sell (whether out of the number of shares authorized by this Charter or out of any shares of the Corporation's capital stock that the Corporation may acquire) other than a right that the Board of Directors in its discretion may determine to grant.

     (5) The Board of Directors shall have authority by resolution to classify and reclassify any authorized but unissued shares of capital stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications of terms or conditions of redemption of the capital stock.

     (6) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such actions shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except to the extent otherwise required by the Investment Company Act of 1940 and rules thereunder.

     (7) The presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements or the Corporation's Charter, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast separately on the matter shall constitute a quorum.

     (8) On each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each share standing in his name on the books of the corporation irrespective of the class thereof. All holders of shares of stock shall vote as a single class except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, or except with respect to any matter which affects only one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote.

                                   ARTICLE VI
                                   REDEMPTION

     Each holder of shares of the Corporation's capital stock shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of the holder on the books of the Corporation, and all shares of capital stock issued by the Corporation shall be subject to redemption by the Corporation, at the net asset value of the shares as in effect from time to time, subject to any redemption or liquidation charge, contingent deferred service charge or other charge on redemption, all as may be determined by or pursuant to

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the direction of the Board of Directors of the Corporation in accordance with the provisions of Article VII, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption or postpone the date of payment of the redemption price in accordance with the provisions of applicable law. Without limiting the generality of the foregoing, the Corporation shall, to the extent permitted by applicable law, have the right at any time to redeem the shares owned by any holder of capital stock of the Corporation (i) if the redemption is, in the opinion of the Board of Directors of the Corporation, desirable in order to prevent the Corporation from being deemed a "personal holding company" within the meaning of the Internal Revenue Code of 1986 or (ii) if the value of the shares in the account maintained by the Corporation or its transfer agent for any class of stock for the stockholder is $500 (five hundred dollars) or less and the stockholder has been given at least 60 (sixty) days' written notice of the redemption and has failed to make additional purchases of shares in an amount sufficient to bring the value in his account to $500 (five hundred dollars) or more before the redemption is effected by the Corporation. Payment of the redemption price shall be made in cash by the Corporation at the time and in the manner as may be determined from time to time by the Board of Directors of the Corporation unless, in the opinion of the Board of Directors, which shall be conclusive, conditions exist that make payment wholly in cash unwise or undesirable; in such event the Corporation may make payment wholly or partly by securities or other property included in the assets belonging or allocable to the class of the shares redemption of which is being sought, the value of which shall be determined as provided herein. The Board of Directors may establish procedures for redemption of shares.

                                   ARTICLE VII
                               BOARD OF DIRECTORS

     (1) The number of directors constituting the Board of Directors shall be one (1) or such other number as may be set forth in the By-laws or determined by the Board of Directors pursuant to the By-laws. David T. Henigson is the initial director of the Corporation and shall hold office until the first annual meeting of stockholders or until his successor is elected and qualifies.

     (2) In furtherance, and not in limitation, of the powers conferred by the laws of the State of Maryland, the Board of Directors is expressly authorized:

          (i) To make, alter or repeal the By-laws of the Corporation, except where such power is reserved by the By-laws to the stockholders, and except as otherwise required by the Investment Company Act of 1940, as amended.

          (ii) From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders. No stockholder shall have any right to inspect any account of book or documents of the Corporation, except as conferred by law or authorized by resolution of the Board of Directors.

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          (iii) Without the assent or vote of the stockholders, to authorize the issuance from time to time of shares of the stock of any class of the Corporation, whether now or hereafter authorized, and securities convertible into shares of stock of the Corporation of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

          (iv) Notwithstanding anything in this Charter to the contrary, to establish in its absolute discretion the basis or method for determining the value of the assets belonging to any class, the amount of the liabilities belonging to any class and the net asset value of each share of any class of the Corporation's stock.

          (v) To determine what constitutes net profits, earnings, surplus or net assets in excess of capital, and to determine what accounting periods shall be used by the Corporation for any purpose; to set apart out of any funds of the Corporation reserves for such purposes as it shall determine and to abolish the same; to declare and pay any dividends and distributions in cash, securities or other property from surplus or any funds legally available therefor, at such intervals as it shall determine; to declare dividends or distributions by means of a formula or other method of determination, at meetings held not less frequently than the established payment dates for dividends or any other distributions on any basis, including dates occurring not less frequently than the effectiveness of declaration thereof.

     (3) Any determination made in good faith, and in accordance with accepted accounting practices, if applicable, by or pursuant to the direction of the Board of Directors, with respect to the amount of assets, obligations or liabilities of the Corporation, as to the amount of net income of the Corporation from dividends and interest for any period or amounts at any time legally available for the payment of dividends, as to the amount of any reserves or charges set up and the propriety thereof, as to the time or purpose for creating reserves or as to the use, alteration or cancellation of any reserves or charges (whether or not any obligation or liability for which the reserves or charges have been created has been paid or discharged or is then or thereafter required to be paid or discharged), as to the value of any security owned by the Corporation, the determination of the net asset value of shares of any class of the Corporation's capital stock, or as to any other matters relating to the issuance, sale or the acquisition or disposition of securities or shares of capital stock of the Corporation, and any reasonable determination made in good faith by the Board of Directors whether any transaction constitutes a purchase of securities on "margin," a sale of securities "short," or an underwriting or the sale of, or a participation in any underwriting or selling group in connection with the public distribution of, any securities, shall be final and conclusive, and shall be binding upon the Corporation and all holders of its capital stock, past, present and future, and shares of the capital stock of the Corporation are issued and sold on the condition and understanding, evidenced by the purchase of shares of capital stock or acceptance of share certificates, that any and all such determinations shall be binding as aforesaid. No provision of this Charter of the Corporation shall be effective to (i) require a waiver of compliance with any provision of the Securities Act of 1933, as amended, or the Investment Company Act

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of 1940, as amended, or of any valid rule, regulation or order of the Securities and Exchange Commission under those Acts or (ii) protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.


                                  ARTICLE VIII
                          LIABILITY AND INDEMNIFICATION

     (1) To the full extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not that person is a director or officer at the time of any proceeding in which liability is asserted.

     (2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the full extent that indemnification of directors and advancement of expenses is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is consistent with law. The Board of Directors may by By-law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the full extent permitted by the Maryland General Corporation Law.

     (3) No provision of this Article EIGHTH shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

     (4) Reference to the Maryland General Corporation law in this Article EIGHTH are to that law as from time to time amended. No amendment to the Charter of the Corporation shall affect any right of any person under this Article EIGHTH based on any event, omission or proceeding prior to the amendment.

                                   ARTICLE IX
                                   AMENDMENTS

     The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in this Charter, of any outstanding stock.

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     IN WITNESS WHEREOF, I have adopted and signed these Articles of
Incorporation and do hereby acknowledge that the adoption and signing are my act.

                                       By:
                                           ------------------------------------
                                           David T. Henigson  Incorporator

Dated the 14th of July, 2004